UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2004

MAYTAG CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-655	42-0401785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

403 West Fourth Street North Newton, Iowa	50208
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	Telephone: (641) 792-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 5, 2004, Maytag Corporation, a Delaware corporation (“Maytag”), entered into a three-year $400 million credit facility (as amended, the “Credit Agreement”) with the lenders party thereto (the “Lenders”), Bank One, NA, a national banking association, as administrative agent for the lenders (the “Administrative Agent”), and Bank One Capital Markets, Inc. and Harris Nesbitt. as co-lead arrangers and joint book runners.

On June 25, 2004, Maytag entered into the First Amendment to the Credit Agreement with the Lenders and the Administrative Agent. This amendment allows Maytag to add back to earnings certain cash and non-cash restructuring charges related to a company restructuring announced by Maytag on June 4, 2004 for purposes of calculating Consolidated EBIT (as defined in the Credit Agreement).

On July 23, 2004, Maytag announced that it had lowered its earnings expectations for the full year 2004 as a result of higher than expected increases in steel costs beginning in July, actions required to reduce inventory levels and lower than anticipated profitability in Hoover floor care. During the third quarter, Maytag also issued $100 million of 10-year medium-term notes to reduce reliance on short-term commercial paper borrowings. As a result of the lower earnings expectations for 2004 and the issuance of $100 million of long-term debt, Maytag sought to amend the Credit Agreement to provide Maytag with additional flexibility in meeting its financial covenants contained therein and to reduce the aggregate credit commitment under the Credit Agreement.

On October 8, 2004, Maytag entered into the Second Amendment to the Credit Agreement (the “Second Amendment”) with the Lenders and the Administrative Agent. The Second Amendment reduces the aggregate credit commitment of the Lenders under the Credit Agreement from $400 million to $300 million, reflecting Maytag’s recent issuance of $100 million of long-term debt. The Second Amendment also provides that for purposes of the Credit Agreement Maytag’s Consolidated Indebtedness (as defined in the Credit Agreement) will be measured net of certain cash equivalent investments.

In addition, the Second Amendment amends the financial covenants contained in the Credit Agreement to decrease the minimum ratio of Consolidated EBIT (as defined in the Credit Agreement) to Consolidated Interest Expense (as defined in the Credit Agreement) of Maytag and to increase the maximum ratio of Consolidated Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (as defined in the Credit Agreement) of Maytag for each fiscal quarter during the remainder of 2004 and 2005.

A copy of the Second Amendment is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

The exhibits accompanying this report are listed in the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYTAG CORPORATION

By:	/s/ George C. Moore
George C. Moore
Executive Vice President and
Chief Financial Officer

Dated: October 15, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit
4.01	Second Amendment to Credit Agreement dated as of March 5, 2004 among Maytag Corporation, the lenders party thereto and Bank One, NA, as administrative agent for the lenders.

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